Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Enhanced Appreciation Leverage Securities linked to the 30-Year USD Swap Rate due September 20, 2012	$2,086,000	$116.40
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT dated September 15, 2009 (To Prospectus dated January 13, 2009)

Enhanced Appreciation Leverage Securities

Capped Leverage Strategies

UBS AG $2,086,000 Securities linked to the 30-Year USD Swap Rate due September 20, 2012

Investment Description

Enhanced Appreciation Leverage Securities (the “Securities”) are Securities issued by UBS AG (“UBS”) with returns linked to the changes in the 30-year USD swap rate (the “Swap Rate”). If the Final Swap Rate (defined below) exceeds or is equal to the Swap Rate Strike (0.35% above the Initial Swap Rate defined below), at maturity you will receive your principal plus a return equal to 55 times the difference of the Final Swap Rate minus the Swap Rate Strike, up to a maximum gain of 39.75% (the “Maximum Gain”). If the Final Swap Rate is less than the Swap Rate Strike, you will receive your principal at maturity reduced by a return equal to 30 times the difference of the Final Swap Rate minus the Swap Rate Strike.

The Securities do not pay any interest during their term. The Securities do not guarantee any return of principal at maturity. You will have a loss on your investment in the Securities if the Final Swap Rate does not at least equal the Swap Rate Strike. Any exposure to the Final Swap Rate below the Swap Rate Strike will be magnified by a multiple of 30. Accordingly, investing in the Securities is subject to significant risks, including a loss of all or a substantial portion of your investment in the Securities. Any payment on the Securities is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity: At maturity, the Securities provide 55-times leveraged exposure to any positive change in the Final Swap Rate over the Swap Rate Strike up to the Maximum Gain while providing 30-times downside leveraged exposure to the extent the Swap Rate Strike exceeds the Final Swap Rate. If you expect the Final Swap Rate to exceed the Swap Rate Strike, this strategy provides the opportunity to generate enhanced leveraged returns up to the Maximum Gain.
☐	Hedging Opportunity: The Securities provide the opportunity to partially hedge bond portfolios that may be negatively affected by increases in long-term interest rates.

Key Dates

Trade Date	September 15, 2009
Settlement Date	September 18, 2009
Final Valuation Date	September 17, 2012
Maturity Date	September 20, 2012
Security Offering

We are offering Enhanced Appreciation Leverage Securities linked to the 30-year USD Swap Rate. The Initial Swap Rate, Swap Rate Strike and Maximum Gain are set forth below. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment).

Underlying	Initial Swap Rate	Swap Rate Strike	Maximum Gain	CUSIP	ISIN
30-year USD Swap Rate	4.139%	4.489%	39.75%	902661131	US9026611312

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the accompanying prospectus, as supplemented by this pricing supplement. The specific terms described for the offering of the Securities in this pricing supplement will govern the application of the general terms described in the accompanying prospectus. See “Risk Factors” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities. The Securities do not guarantee any return of principal at maturity. If the Swap Rate declines or does not increase sufficiently, you may lose all or a substantial portion of your investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.15	$9.85
Total	$2,086,000	$31,290	$2,054,710

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

➢	Prospectus dated January 13, 2009

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refers to the Enhanced Appreciation Leverage Securities that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

➢	You believe the Final Swap Rate will be greater than the Swap Rate Strike.
➢	You are willing to accept an investment with a return capped at the Maximum Gain.
➢	You are willing to make an investment with 30-times leveraged downside exposure in the event the Final Swap Rate is less than the Swap Rate Strike.
➢	You understand the complex factors that influence long-term interest rates.
➢	You do not seek current income from this investment.
➢	You are not seeking an investment for which there will be an active secondary market.
➢	You are willing to hold the Securities to maturity.
➢	You are willing to make a decision to invest in the Securities given the indicated Maximum Gain.
➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.
➢	You understand that, in the event that the Final Swap Rate is equal to the Initial Swap Rate, you will lose over 10% of your principal at maturity.

The Securities may not be suitable for you if:

➢	You believe the Final Swap Rate will be less than the Swap Rate Strike.
➢	You seek an investment with unlimited return potential.
➢	You require an investment that is principal protected at maturity.
➢	You are not familiar with interest rates and do not understand this investment.
➢	You require current income from this investment.
➢	You seek an investment for which there will be an active secondary market.
➢	You are unable or unwilling to hold the Securities to maturity.
➢	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Securities.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities.

Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	3 years
Swap Rate	The rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on any date of determination. If such rate does not appear on the Reuters Screen ISDAFIX1 Page on such date of determination, the rate for such date of determination will be the rate determined on the basis of the mid-market semi-annual swap rate quotations provided at approximately 11:00 a.m., New York City time, on such date of determination by five leading swap dealers in the New York City interbank market selected by the Calculation Agent; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to 30 years, commencing on the second following business day and, in the commercially reasonable judgment of the Calculation Agent, in a return that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate will be Calculation Agent’s estimate of the semi-annual swap rate as determined by the Calculation Agent in a commercially reasonable manner.
Calculation Agent	UBS AG, London Branch
Initial Swap Rate	4.139%
Final Swap Rate	The Swap Rate on the Final Valuation Date
Swap Rate Strike	4.489%, which represents 0.35% above the Initial Swap Rate
Maximum Gain	39.75%

Payment at Maturity (per $10.00)	If the difference of the Final Swap Rate minus the Swap Rate Strike is positive, and when multiplied by 55, is equal to or greater than the Maximum Gain, you will receive:
$10.00 + ($10.00 × Maximum Gain)
If the difference of the Final Swap Rate minus the Swap Rate Strike is positive, and when multiplied by 55, is less than the Maximum Gain, you will receive:
$10.00 + ($10.00 × (55 × (Final Swap Rate – Swap Rate Strike)))
If the difference of the Final Swap Rate minus the Swap Rate Strike is 0%, you will receive your principal.
If the difference of the Final Swap Rate minus the Swap Rate Strike is negative, you will receive $10.00 – ($10.00 × (30 × absolute value of (Final Swap Rate – Swap Rate Strike))).
Accordingly, if the difference of the Final Swap Rate minus the Swap Rate Strike is -3.33% or lower, you will lose all of your principal (a 100% loss).
Determining Payment at Maturity

You will receive your principal reduced by a return based on 30 times the difference of the Final Swap Rate minus the Swap Rate Strike, calculated as follows:

$10.00 – ($10.00 × (30 × absolute value of (Final Swap Rate  – Swap Rate Strike)))

In this scenario, you could lose some or all of your principal depending on how much the Final Swap Rate declines relative to the Swap Rate Strike.

Summary

This pricing supplement describes terms that will apply generally to the Securities. This pricing supplement should be read in connection with the accompanying prospectus.

Securities linked to the 30-year USD Swap Rate

The Securities are medium-term senior unsecured notes issued by UBS with returns linked to the changes in the 30-year USD Swap Rate over a strike price of 4.489% (the “Swap Rate Strike”), which is 0.35% above the Initial Swap Rate of 4.139%. The Securities are subject to the creditworthiness of UBS, as Issuer, and are senior unsecured obligations of UBS that rank equally with its other unsecured unsubordinated obligations.

At maturity, the Securities will pay a return in cash that is based on the difference of the Final Swap Rate minus the Swap Rate Strike, as enhanced by a multiple, all as described below:

The Final Swap Rate is the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on the third business day prior to the Maturity Date of the Securities (which will be the Final Valuation Date). If such rate does not appear on the Reuters Screen ISDAFIX1 Page on the Final Valuation Date, the rate for the Final Valuation Date will be the rate determined on the basis of the mid-market semi-annual swap rate quotations provided at approximately 11:00 a.m., New York City time, on the Final Valuation Date by five leading swap dealers in the New York City interbank market selected by the Calculation Agent; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to 30 years, commencing on the second following business day and, in the commercially reasonable judgment of the Calculation Agent, in a return that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months.

If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate will be Calculation Agent’s estimate of the semi-annual swap rate as determined by the Calculation Agent in a commercially reasonable manner.

If the difference of the Final Swap Rate minus the Swap Rate Strike is positive, the Securities will provide an enhanced return that will be calculated by multiplying the difference of the Final Swap Rate minus the Swap Rate Strike by 55, up to a maximum gain of 39.75% (the “Maximum Gain”), at maturity. The Maximum Gain means that the return on the Securities will be capped at 39.75% even if the difference of the Final Swap Rate minus the Swap Rate Strike, multiplied by 55, exceeds 39.75%.

If the difference of the Final Swap Rate minus the Swap Rate Strike is zero, the Securities will provide no return, meaning the investor will receive only the principal amount of the Securities at maturity.

If the difference of the Final Swap Rate minus the Swap Rate Strike is negative, the investor will lose some or all of the principal amount of the Securities at maturity. The payment at maturity in this case will be calculated by subtracting the absolute value of the difference of the Final Swap Rate minus the Swap Rate Strike multiplied by 30 from the principal amount of the Securities. As a result, if the difference of the Final Swap Rate minus the Swap Rate Strike is –3.33% or lower, at maturity the investor will not receive any payment in respect of the Securities (a 100% loss).

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the calculation of the payment at maturity on the Securities, followed by examples.

Calculating the cash payment at maturity

The cash payment at maturity of the Securities will be calculated as follows:

➢	If the difference of the Final Swap Rate minus the Swap Rate Strike is positive, the payment at maturity per Security will equal the lesser of:

$10.00 + ($10.00 × ((Final Swap Rate – Swap Rate Strike) × the multiplier of 55)); and

$10.00 + ($10.00 × the Maximum Gain).

➢	If the difference of the Final Swap Rate minus the Swap Rate Strike is zero, the payment at maturity will equal $10.00 per Security (the principal amount).
➢	If the difference of the Final Swap Rate minus the Swap Rate Strike is negative, the payment at maturity will be less than $10.00 per Security (a loss) and will equal:

$10.00 - ($10.00 × (30 × absolute value of (Final Swap Rate – Swap Rate Strike))).

(The Swap Rate Strike is 0.35% above the Initial Swap Rate and will be determined on the Trade Date.)

The Maximum Gain is 39.75%.

Examples of the calculation of the payment at maturity are provided on page 6 under “Scenario Analysis and Examples at Maturity.”

Can you sell the Securities back to us?

Although they are not obligated to do so, UBS Securities LLC and other affiliates of UBS intend to make a secondary market in the Securities, but may cease any such market making activities at any time. The purchase price, if any, for any Securities you elect to sell back to us prior to maturity will take into consideration then-current market conditions and expectations of future payments on the Securities, among other things, and, as a result, any such purchase price at which we would repurchase your Securities prior to maturity may be significantly less than the principal amount of the Securities. You should therefore be prepared to hold the Securities to maturity.

The Securities Are Part of a Series.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” which we may issue from time to time under our indenture, which is described in the accompanying prospectus. This pricing supplement summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Historical performance of the 30-year USD Swap Rate

The graphs below illustrate the performance of the Swap Rate from September 30, 1999 to September 15, 2009. The historical levels of the Swap Rate should not be taken as an indication of future performance.

Historical Performance of the 30-year USD Swap Rate

Source: Bloomberg L.P.

The Swap Rate on September 15, 2009 was 4.139%.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples are based on a Swap Rate Strike of 4.489%, a Maximum Gain of 39.75% and a range of the differences of the Final Swap Rate minus the Swap Rate Strike from –4.35% to +1.65%.

Example 1 — On the Final Valuation Date, the Final Swap Rate is 5.0% (0.51% above the Swap Rate Strike). Since 55 × the difference of the Final Swap Rate minus the Swap Rate Strike is 28.11%, which is less than the Maximum Gain of 39.75%, the payment at maturity per $10.00 principal amount of Securities will be calculated as follows:

$10.00 + ($10.00 × 55 × 0.51%) = $10.00 + $2.81 = $12.81.

Example 2 — On the Final Valuation Date, the Final Swap Rate is 6.0% (1.51% above the Swap Rate Strike). Since 55 x the difference of the Final Swap Rate minus the Swap Rate Strike is 83.11%, which is more than the Maximum Gain of 39.75%, you will receive the Maximum Gain of 39.75%, and the payment at maturity is equal to $13.98 per $10.00 principal amount of Securities.

Example 3 — On the Final Valuation Date, the Final Swap Rate is 4.489% (equal to the Swap Rate Strike). Since the difference of the Final Swap Rate minus the Swap Rate Strike is 0%, the payment at maturity is equal to $10.00 per $10.00 principal amount of Securities (a zero return).

Example 4 — On the Final Valuation Date, the Final Swap Rate is 3.0% (1.49% below the Swap Rate Strike). The payment at maturity per $10.00 of principal amount will be calculated as follows:

$10.00 – [$10.00 × (30 × 1.49%)] = $5.53 (a 44.7% loss)

Because the absolute value of any difference of the Final Swap Rate minus the Swap Rate Strike is multiplied by 30, if the Final Swap Rate is less than 1.159%, such that the difference of the Final Swap Rate minus the Swap Rate Strike is –3.33% or lower, you will lose all of your principal.

Risk Factors

An investment in the Securities involves significant risks. The Securities are unsecured debt of the Issuer. Unlike ordinary debt securities, the Securities represents leveraged exposure to the Swap Rate. This section describes some of the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus, and to consult with your investment, legal, tax, accounting and other advisors before investing in the Securities.

➢	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The Securities have a leveraged exposure to any decline in the level of the Swap Rate relative to the Swap Rate Strike, multiplied by a factor of 30. As a result, if the difference of the Final Swap Rate minus the Swap Rate Strike is -3.33% or lower, you will lose all of your principal.
➢	Your return potential is limited — If the difference of the Final Swap Rate minus the Swap Rate Strike is positive, the return on your Securities is capped at the Maximum Gain. Therefore, you will not benefit from any further increase in the Final Swap Rate, when the difference of the Final Swap Rate minus the Swap Rate Strike, multiplied by the multiplier of 55, exceeds the Maximum Gain (which is determined at the Trade Date).
➢	No assurance of moderate-return environment — While the Securities are structured to provide enhanced returns in moderate-return environments, we cannot assure you of the economic environment and developments in interest rates during the term or at maturity of your Securities.
➢	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount to the initial price to public, and as a result you may suffer substantial losses.
➢	No interest payments — You will not receive any periodic interest payments on the Securities.
➢	Credit of the Issuer — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.
➢	The Securities are not insured by the FDIC or any other governmental agency — The Securities are not deposit liabilities of UBS, and neither your investment in the Securities, nor any potential returns thereon, are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.
➢	Price prior to maturity — The market price of the Securities will be influenced by many factors, including the level of the 30-year USD swap rate; the volatility of the 30-year USD swap rate; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Historical performance of the Swap Rate should not be taken as an indication of the future performance of the Swap Rate during the term of the Securities — The historical performance of the Swap Rate should not be taken as an indication of the future performance of the Swap Rate. As a result, it is impossible to predict whether the level of the Swap Rate will rise or fall over the term of the Securities.
➢	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in interest rate swaps and/or over-the-counter options, futures or other instruments with return linked to the performance of the Swap Rate, may adversely affect the market price of the Swap Rate and, therefore, the market value of the Securities.
➢	Potential conflict of interest — UBS and its affiliates and their respective customers may engage in trading activities related to instruments that may affect the Swap Rate other than for the account of the holders of the Securities or on their behalf. In addition, UBS and its affiliates expect to engage in trading activities related to the Swap Rate that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interests in the Securities and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Swap Rate, could be adverse to the interests of the holders of the Securities.

In addition, the Calculation Agent, an affiliate of the Issuer, will determine the difference of the Final Swap Rate minus the Swap Rate Strike and payment at maturity based on observed levels of the Swap Rate in the market. The Calculation Agent can postpone the determination of the Final Swap Rate or the Maturity Date if a market disruption event occurs and is continuing on the Final Valuation Date. We may change the Calculation Agent after the original issue date without notice. For a fuller description of the Calculation Agent’s role, see “General Terms of the Securities — Role of Calculation Agent.” The Calculation Agent will exercise its judgment when performing its functions. Since this determination by the Calculation Agent will affect the payment at maturity on the Securities, the Calculation Agent may have a conflict of interest.

➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Swap Rate, and therefore the market value of the Securities.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation. See “Certain United States Federal Income Tax Consequences” on page 12.
➢	Potential return only at maturity — You can only earn the potential return if you hold the Securities to maturity. You should be willing to hold the Securities to maturity.
➢	Trading by UBS or its affiliates in the U.S. Dollar swap rate market may impair the value of the Securities — We and our affiliates are active participants in the U.S. Dollar swap rate market as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more transactions related to the Swap Rate. In addition, as described below under “Use of Proceeds and Hedging” on page 11, we or one or more of our affiliates may hedge our exposure under the Securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities or other financial activity of ours may have a material adverse effect on the spread between Swap Rates with different designated maturities and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Securities may decline.
General Terms of the Securities

The following is a summary of general terms of the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in the pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this pricing supplement, the following general terms will apply to the Securities:

General

The Securities are senior unsecured obligations of UBS AG, acting through its Jersey Branch, that rank equally with our other unsecured unsubordinated obligations. The Securities will be issued in fully registered form only as a global note held and settled through The Depository Trust Company or Euroclear. See “Description of Debt Securities We May Offer — Form, Exchange and Transfer of Debt Securities” in the accompanying prospectus for a detailed discussion of the form of the Securities.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

Each Security will have a principal amount of $10.00.

Payment at Maturity

At maturity, the Securities will pay a return in cash that is based on the difference of the Final Swap Rate minus the Swap Rate Strike, as enhanced or reduced by a multiple, all as described below:

The Final Swap Rate is the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on the third business day prior to the Maturity Date of the Securities (which will be the Final Valuation Date). If such rate does not appear on the Reuters Screen ISDAFIX1 Page on the Final Valuation Date, the rate for the Final Valuation Date will be the rate determined on the basis of the mid-market semi-annual swap rate quotations provided at approximately 11:00 a.m., New York City time, on the Final Valuation Date by five leading swap dealers in the New York City interbank market selected by the Calculation Agent; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to 30 years, commencing on the second following business day and, in the commercially reasonable judgment of the Calculation Agent, in a return that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate will be Calculation Agent’s estimate of the semi-annual swap rate as determined by the Calculation Agent in a commercially reasonable manner.

If the difference of the Final Swap Rate minus the Swap Rate Strike is positive, the Securities will provide an enhanced return that will be calculated by multiplying the difference of the Final Swap Rate minus the Swap Rate Strike by 55 to a Maximum Gain of 39.75%, at maturity. The Maximum Gain means that the return on the Securities will be capped at 39.75%, even if the difference of the Final Swap Rate minus the Swap Rate Strike, multiplied by 55, exceeds 39.75%.

If the difference of the Final Swap Rate minus the Swap Rate Strike is zero, the Securities will provide no return, meaning the investor will receive only the principal amount of the Securities at maturity.

If the difference of the Final Swap Rate minus the Swap Rate Strike is negative, the investor will lose some or all of the principal amount of the Securities at maturity. The payment at maturity in this case will be calculated by subtracting the absolute value of the difference of the Final Swap Rate minus the Swap Rate Strike multiplied by 30 from the principal amount of the Securities. As a result, if the difference of the Final Swap Rate minus the Swap Rate Strike is –3.33% or lower, the investor will not receive any payment in respect of the Securities at maturity (a 100% loss).

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Securities, followed by examples.

Calculating the cash payment at maturity

The cash payment at maturity will be calculated as follows:

➢	If the difference of the Final Swap Rate minus the Swap Rate Strike is positive, the payment at maturity per Security will equal the lesser of:

$10.00 + ($10.00 × ((Final Swap Rate – Swap Rate Strike) × the multiplier of 55)); and

$10.00 + ($10.00 × Maximum Gain)

➢	If the difference of the Final Swap Rate minus the Swap Rate Strike is zero, the payment at maturity will equal $10.00 per Security (the principal amount).
➢	If the difference of the Final Swap Rate minus the Swap Rate Strike is negative, the payment at maturity will be less than $10.00 per Security (a loss) and will equal:

$10.00 - ($10.00 × (30 × absolute value of (Final Swap Rate - Swap Rate Strike))).

(The Swap Rate Strike is 4.489%, which represents 0.35% above the Initial Swap Rate of 4.139%.)

The Maximum Gain is 39.75%.

Maturity Date

The Maturity Date for your Securities is September 20, 2012, unless that day is not a business day, in which case the Maturity Date will be the next following business day. If the third business day before the Maturity Date does not qualify as the Final Valuation Date as determined in accordance with “ — Final Valuation Date” below, then the Maturity Date will be the third business day following such Final Valuation Date. The Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be a Final Valuation Date. We describe market disruption events under “ — Market Disruption Event” below.

Final Valuation Date

The Final Valuation Date for your Securities will be the third business day prior to the Maturity Date of the Securities, unless the Calculation Agent determines that a market disruption event has occurred or is continuing on any such day. In that event, the Final Valuation Date will be the first following business day on which the Calculation Agent determines that a market disruption event has not occurred and is not continuing. In no event, however, will the Final Valuation Date for your Securities be postponed by more than ten business days.

Market Disruption Event

The Calculation Agent will determine the Final Swap Rate. As described above, the Final Valuation Date may be postponed, and thus the determination of the Final Swap Rate may be postponed, if the Calculation Agent determines, in its sole discretion, that, on the Final Valuation Date, a market disruption event has occurred or is continuing. If such a postponement occurs, the Calculation Agent will use the closing level of the Final Swap Rate on the first business day on which no market disruption event has occurred or is continuing. In no event, however, will the determination of the Final Swap Rate be postponed by more than ten business days.

If the determination of the Final Swap Rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Swap Rate will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Swap Rate that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event, in each case as determined by the Calculation Agent in its sole discretion:

➢	a termination, suspension, absence or material limitation of trading in the U.S. dollar interest rate markets for more than two hours or during the one-half hour before the close of trading in such markets;
➢	a termination, suspension, absence or material limitation of trading in option or futures contracts relating to the Swap Rate in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in such market;
➢	in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to your Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Swap Rate, or in any futures contract on the Swap Rate.

For this purpose, an “absence of trading” in the primary market or markets on which option or futures contracts related to the Swap Rate are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Securities, the redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Securities is accelerated, we will pay the default amount in respect of the principal of your Securities at maturity. We describe the default amount below under “ — Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A, after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for your Security on any day will be a return, in U.S. Dollars for the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, which we describe below, the holders of your Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the Final Valuation Date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of your Securities at maturity will be made to accounts designated by you or the holder of your Securities and approved by us, or at the corporate trust office of the trustee (as defined in the accompanying prospectus) in New York City, but only when your Securities are surrendered to the trustee at that office. We may also make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Securities, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

When we refer to a modified business day with respect to your Securities, we mean any day that is a modified business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus. As described in the accompanying prospectus, any payment on your Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “— Maturity Date” and “— Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS AG, London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of your Securities without notice. The Calculation Agent will make all determinations regarding the value of your Securities at maturity, market disruption events, business days, the default amount or the difference of the Final Swap Rate minus the Swap Rate Strike and the amount payable in respect of your Securities. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In connection with the sale of the Securities, we or our affiliates may enter into hedging transactions involving the execution of interest rate swap and option transactions, purchases, sales and making of U.S. Dollar deposits in London, purchases and sales of U.S. Treasury securities or listed or over-the-counter options on U.S. Dollar deposits in London, on U.S. Treasury securities or linked to or related to changes in the USD swap rates or the execution of other derivative transactions with returns linked to or related to changes in the value of any reference rate and/or their yields both before and after the issue date of the Securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	execute or terminate interest rate swap and option transactions;
➢	acquire or dispose of deposit of U.S. Dollars in the Inter-Bank market;
➢	take or dispose of positions in listed or over-the-counter options or other instruments based on deposit of U.S. Dollars in the Inter-Bank market or on U.S. Treasury securities, or linked to the USD swap rates; or
➢	do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time and payment at maturity of your Securities. See “Risk Factors” on page 7 of this pricing supplement for a discussion of these adverse effects.

Certain United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the ownership and disposition of the Securities. This discussion applies to you only if you hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are a holder of the Securities that is subject to special treatment under the U.S. federal income tax laws, such as:

➢	financial institution;
➢	tax-exempt entity;
➢	dealer or trader in securities subject to a mark-to-market method of tax accounting;
➢	regulated investment company;
➢	real estate investment trust;
➢	person who holds the Securities as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction, or who has entered into a “constructive sale” with respect to the Securities;
➢	U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or
➢	partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax advisor concerning the U.S. federal income tax consequences of an investment in the Securities, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Treatment of the Securities

Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid derivative contracts for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to the Securities, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the treatment described herein. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments, some of which are discussed below) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the Securities as prepaid derivative contracts will be respected.

Tax Consequences to U.S. Holders

The following discussion applies to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the Securities that is:

➢	citizen or resident of the United States,
➢	corporation created or organized under the laws of the United States or any political subdivision thereof, or
➢	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Assuming the treatment of the Securities described above is respected, the following are certain material U.S. federal income tax consequences of the ownership and disposition of the Securities under current law.

Tax Treatment Prior to Maturity.  You should not recognize taxable income or loss over the term of the Securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale, exchange or retirement of the Securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the Securities. Your tax basis in the Securities generally should equal the amount you paid to acquire them. This gain or loss generally should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities.  Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. For example, it is possible that the Securities could be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In that event, regardless of your method of tax accounting, in each taxable year that you hold the Securities you would be required to accrue amounts as ordinary income based on our “comparable yield” for debt with no contingent payments, but that is otherwise similar to the Securities, determined as of the time of issuance of the Securities. In addition, any gain on the sale, exchange or retirement of the Securities generally would be treated as ordinary interest income. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Other treatments also are possible that could materially and adversely affect the timing and/or character of income on the Securities. For example, your gain or loss on the sale or settlement of the Securities could be treated as ordinary income or loss. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

We do not provide any advice on tax matters. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securites, including possible alternative treatments and the issues presented by this notice, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

The following discussion applies to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the Securities that is:

➢	nonresident alien individual;
➢	foreign corporation; or
➢	foreign estate or trust.

You are not a “Non-U.S. Holder” for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition of the Securities, in which case you should consult your tax advisor regarding the U.S. federal income tax consequences with respect to the disposition of the Securities.

Sale, Exchange or Retirement of the Securities.  Under current law any gain from the sale, exchange or retirement of the Securities should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences Under Possible Alternative Treatments.  If the Securities were treated as indebtedness, any income from the Securities would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable requirements; and (ii) any income from the Securities is not effectively connected with your conduct of a trade or business in the United States.

As described above under “— Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the Securities,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the Securities, possibly on a retroactive basis. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Income Effectively Connected with a Trade or Business in the United States.  If you are engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with your conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to such income or gain in the same manner as if you were a U.S. Holder. In lieu of IRS Form W-8BEN, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the Securities, including, if you are a corporation, the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the Securities will be subject to information reporting unless you are an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you generally will establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. Dollars.

As of June 30, 2009 (unaudited)	CHF	USD*
	(in millions)
Debt
Debt issued(1)	265,144	244,158
Total debt issued	265,144	244,158
Minority Interest(2)	8,011	7,378
Shareholders’ Equity	33,545	30,894
Total capitalization	306,670	282,429

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust Preferred Securities.
*	Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.92095 (the exchange rate in effect as of June 30, 2009).
Supplemental Plan of Distribution

With respect to each Securities to be issued, UBS will agree to sell to UBS Securities LLC and UBS Financial Services Inc. and their affiliates, and UBS Securities LLC and UBS Financial Services Inc. and their affiliates will agree to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of this pricing supplement. Each Security will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the Securities they purchase at the original issue price specified in this pricing supplement. UBS Securities LLC and UBS Financial Services Inc. and their affiliates may resell Securities to securities dealers at a discount from the initial price to public applicable to the offered Securities up to the underwriting discount set forth in this pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. As described in more detail under “Use of Proceeds and Hedging” on page 11, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS Securities LLC and UBS Financial Services Inc. and/or their affiliate may earn additional income as a result of payments pursuant to these swap or related hedge transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this pricing supplement and accompanying prospectus in the initial sale of the Securities. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this pricing supplement and accompanying prospectus in a market-making transaction for the Securities after their initial sale. In connection with the Securities offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this pricing supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this pricing supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.